EXHIBIT 8.1


                                        September 26, 1997

          Falcon Drilling Company, Inc.
          1900 West Loop South
          Suite 1800
          Houston, Texas  77027

          Ladies and Gentlemen:

                    We have acted as counsel to Falcon Drilling
          Company, Inc., a Delaware corporation ("FDC"), in connection with the proposed merger of FDC Acquisition Corp., a Delaware corporation ("Falcon Sub"), with and into FDC and the contemporaneous merger of Reading & Bates Acquisition Corp., a Delaware corporation ("R&B Sub"), with and into Reading & Bates Corporation, a Delaware corporation ("R&B") (together, the "Mergers"), pursuant to the Agreement and Plan of Merger, dated as of July 10, 1997, among R&B Falcon Corporation, a Delaware corporation ("Parent"), Falcon Sub, R&B Sub, FDC, and R&B (the "Merger Agreement").(1) At your request, in connection with the filing of the Registration Statement on S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), we are rendering our opinion concerning certain federal income tax consequences of the Mergers.

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          (1)  Unless otherwise indicated, all defined terms used
               herein shall have the meanings assigned to them in the Merger Agreement.

                    In rendering our opinion, we have relied, with the consent of FDC, R&B and Parent, upon the accuracy and completeness of the information, statements and representations (which we have neither investigated nor verified) contained in the respective certificates of the officers of FDC, R&B and Parent and certain 5 percent shareholders of FDC Common Stock (collectively, the "Tax Certificates"), and have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers of FDC, R&B and Parent, or the appropriate shareholder, as of the Effective Time.

                    In rendering our opinion, we have assumed that the Mergers will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time. We have also assumed that the Registration Statement reflects all the material facts relating to the Mergers, FDC, R&B and Parent. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations. Any material changes in the facts referred to, set forth or assumed herein, in the Registration Statement or in the Tax Certificates may affect the conclusions stated herein.

                    We have assumed the genuineness of all
          signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the Mergers will qualify as statutory mergers under the laws of the State of Delaware.

                    In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

                    Based solely upon and subject to the foregoing, we are of the opinion that under current law, the Mergers will constitute transactions described in Section 351 and/or Section 368(a) of the Code and that none of FDC, R&B, holders of FDC Common Stock or holders of R&B Common Stock will recognize gain or loss for federal income tax purposes as a result of the Mergers (except with respect to any cash paid in lieu of fractional shares of Parent Common Stock).

                    The foregoing opinion may not be applicable to shareholders of FDC or R&B with respect to FDC Common Stock or R&B Common Stock which was acquired pursuant to the exercise of employee stock options or rights or otherwise as compensation.

                    Except as expressly set forth above, we express no other opinion. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,

                                        /s/Skadden, Arps, Slate,
                                           Meagher & Flom LLP